Exhibit 10.1

Loan Contract for Fixed Assets-Applicable to Loan Business for Fixed Assets of Single Deal and Type A and Type B (newly signed RMB interest, non-USD/GPB/Euro/JPY/SF foreign currency interest, and USD/GBP/Euro/JPY/SF new benchmark interest rate loan in China)

Loan Contract for Fixed Assets

(Applicable to newly signed RMB interest, non-USD/GPB/Euro/JPY/SF foreign currency interest, and USD/GBP/Euro/JPY/SF new benchmark interest rate loan in China)

No. 2022 SoochowTaicang476758095 fixed assets borrow. No. 01

Borrower: Skechers Taicang Trading & Logistics Company.

Unified social credit code:            [*]_______

Legal representative： Zhaoming.Chen

Domicile: Tonggang Road, Fuqiao Town, Taicang City, Jiangsu Province   P.C.: 215434

Opening financial institutions and account No.: Taicang Branch of Bank of China

Telephone No.:    020-89160222   Fax No.:    020-89160222

Loaner: Taicang Branch of Bank of China Co., Ltd.

Legal representative/principal:

Domicile: No. 68, Xinhua East Road, Taicang City, Jiangsu Province   P.C.: 215400

Telephone No.:    0512-53524480   Fax No.:    0512-53524480

Through fair negotiation, the Borrower and the Loaner reach agreement on the loan for fixed assets issued by the Loaner to the Borrower, and conclude the Contract.

Article 1 Amount of loan

Currency of loan: RMB.

Amount of loan: (in words): RMB 1,100 million;

                   (In number)   ￥1,100,000,000.00.

Article 2 Terms of the loan

Term of the loan: 120 months__/__ days, starting from actual date of withdrawal; as for withdrawal by installment, the date of the first withdrawal shall prevail.

The Borrower shall withdraw strictly in accordance with the specified time. If the date of actual withdrawal is later than the specified withdrawal date, the Borrower shall repay in accordance with the time of repayment specified in the Contract.

Article 3 Loan application

Loan application: project construction.

Without the Loaner’s written consent, the Borrower is not permitted to change the loan application, including but not limited to the Borrower’s not using the loan for stock and other securities investment, projects forbidden by any laws, rules, supervision codes, and national policy, or projects not approved according to laws, not used for sub-loan or buying other financial products to make divestiture, increasing local governments’ hidden debts in violation rules, and projects and application not invested by bank loan.

* Certain identified information has been excluded from the exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Article 4 Loan interest rate and interest computing and settlement

The Loaner shall make the annualized interest rate clear under the Contract to the Borrower through annex to the Contract Notice of Annualized Interest Rate of Loan. If the annualized interest rate of the loan under the Contract is computed in accordance with the interest rate of the loan in Clause 1 of the Article, the Notice of Annualized Interest Rate of Loan is not applied.

1. Loan interest rate

Interest rate of the loan (annualized interest rate, the RMB loan is single interest, and foreign exchange loan is □ single interest/□ single interest and composite interest rate combination (any of both)), with the 2nd method below:

(1) Fixed interest rate, annual interest rate __/__%, and the contract interest rate during the term of the loan remains unchanged.

× Fixed interest rate source of RMB loan: loan market interest rate of □ 1year/□ more than 5 years (tick any of them) latest issued by the national interbank borrowing center 1 working day before effectiveness of the Contract □ plus/□ minus (tick any of them) __/__base points;

× Fixed interest rate source of the foreign exchange loan:

A. The applicable benchmark interest rate on the effective date (date T) of the Contract plus __/____base points. The benchmark interest rate is the interest rate of working day T-3 of □TIBOR □EURIBOR□    /   of the corresponding ___/__ (term) under the specified loan under the Contract displayed on the Bloomberg Financial Telecommunication terminal page or Reuters Information System. If the benchmark interest rate of foreign currency is negative, the benchmark interest rate of foreign currency is zero. The working day referred to in the paragraph refers to local working day of the pricing benchmark management body of the corresponding currency.

B. The applicable benchmark interest rate on the effective date of the Contract (day T, if the effective date of the Contract is not working day, the latest working day is the day T) plus __/__ base points. The benchmark interest rate is the interest rate of _/_ T-5 working day of the corresponding□ SOFR □SONIA □TONA □ESTR □SARON of the corresponding loan currency under the Contract displayed on the Bloomberg Telecommunication Terminal page. If the benchmark interest rate of foreign currency is negative, the benchmark interest rate of foreign currency is zero. The working day referred to in the paragraph refers to local working day of the pricing benchmark management body of the corresponding currency.

         C. The latest __/__ months __/___ (benchmark foreign currency interest) plus ___/ __base points obtained before 9:00 (Beijing Time) 1 working day from the effective date of the Contract plus __/__ base points. If the benchmark interest rate of foreign currency is negative, the benchmark interest rate of foreign currency is zero. (Remarks: this clause is applicable to other foreign currency term interest rate out of USD, GBP, JPY, Euro, and SF)

(2) Floating interest rate, the actual date of withdrawal (for withdrawal by installment, the first date of actual withdrawal) shall be the commencement date, and □ each day √ each 12   months □ each   /   year is a floating period and shall be re-priced one time. The re-pricing day is the first day of the next floating period, namely the corresponding day of the current month of the re-pricing day; where there is no corresponding day in the current month, it shall be the last day of the current month; if the floating period is each day, the repricing day is the current day of the next floating period.

Regarding each withdrawal:

√Floating interest rate of RMB loan

A. The interest rate of the period (in the period from the actual date of withdrawal till the expiry date of the current period) is the latest loan market interest rate of □ 1 year/√ more than 5 years (mark any of them) □ plus/√ minus (mark any of them) __ 90  __ base points from the national interbank borrowing center 1 working day before the actual date of withdrawal;

B. On the repricing day, the repricing shall be made in accordance with the latest loan market interest rate of □ 1 year/√ more than 5 years issued by the national interbank borrowing center 1 working day before the repricing day □ plus/√ minus (mark any of them) __ 90    _ base points with other withdrawals as the applicable interest rate of the floating period.

× Floating interest rate of foreign currency loan

A. If the term interest rate is applied, the interest is computed according to the following rules: the interest rate of the first period (from the actual date of withdrawal to the expiry of the floating period) shall be the applicable benchmark interest rate of the actual date of withdrawal (day T) plus the interest rate difference __ / ___ base points, and the benchmark interest rate shall be the interest rate of __ / __ T-3 working day of the corresponding __ / __ term of □TIBOR □EURIBOR □ under the Contract obtained from Bloomberg Financial Telecommunication or Reuters Information System with other withdrawals plus the interest rate _ / __ base points as the applicable interest rate of the floating period. The interest rate during the contract period remains unchanged. If the benchmark interest rate of foreign currency is negative, the benchmark interest rate of foreign currency is zero. The working day referred to in the paragraph refers to local working day of the pricing benchmark management body of the corresponding currency.

B. If overnight rate is applied, the interest-bearing interest rate shall be determined in accordance with the following rules:  the benchmark interest rate___ /___ of the corresponding □SOFR □SONIA □TONA □ESTR □SARON□ of the corresponding loan currency under the Contract on each interest-bearing day (namely the natural day during the loan term, the same below) plus interest rate difference __ /___ base points. Subsequently, the Loaner fixed the interest rate of the interest-bearing day based on the applicable benchmark rate and the interest rate difference. On the interest-bearing date, the daily priced benchmark interest rate shall be determined: the first interest rate determination data is the date of actual withdrawal, and the subsequent interest rate shall be each interest-bearing day after determination of the first interest determination data. The applicable benchmark interest data on the interest rate determination day (day T, if the interest rate determination day is not the working day, the latest working day shall be day T) shall be the interest rate of __ /__ T-5 working day of the corresponding  □SOFR □SONIA □TONA □ESTR □SARON under the Contract displayed on Bloomberg Financial Telecommunication terminal. The interest rate difference remains unchanged during the contract period. If the benchmark interest rate of foreign currency is negative, the benchmark interest rate of foreign currency is zero. The working day referred to in the paragraph refers to local working day of the pricing benchmark management body of the corresponding currency.

C. The interest rate of the first period (from the date of actual withdrawal to the expiry of the current floating period) is the latest ___ /__ months ___ /__ (basic foreign currency interest) obtained before 9:00 (Beijing Time) 1 working day before the actual date of withdrawal from Reuters Information System plus ____ /__ base points. On the repricing date, the latest current floating period ___ /___ (basic foreign currency interest rate) obtained before 9:00 (Beijing Time) 1 working day before the date of withdrawals with other withdrawals plus __ /___ base points shall be repriced and treated as applicable interest rate of the floating period. If the basic foreign currency interest rate is negative, the benchmark interest rate of foreign currency is 0. (Remarks: this clause is applicable to other foreign currency term interest rate out of USD, GBP, JPY, Euro, and SF).

2. Computing of interest

(1) As for fixed interest rate described in Item (1) of Clause 1 of the Article, RMB loan floating rate in Item (2) of Clause 1, and floating interest rates options A and C of foreign exchange loan:

The interest is computed from the actual date of withdrawal in accordance with actual amount of withdrawal and the number of days of fund occupation.

Computing formula of interest: interest=principal×actual number of days×daily interest rate.

The computing basis of daily interest rate is 360 days a year, and conversion formula: daily interest rate=annual interest rate/360.

(2) As for foreign exchange loan floating interest rate option B of Item (2) of Clause 1 of the Article:

The interest is computed from the actual date of withdrawal in accordance with actual amount of withdrawal and the number of days of fund occupation.

× Single interest computing: as for the part computed in accordance with the pricing benchmark and the part computed in accordance with the interest difference, the interest shall be computed in accordance with single interest.

× Single interest and composite interest combination computing: as for the part computed in accordance with the pricing benchmark, interest of such a part on each working day=( loan principal+ total amount of the interest of such a part till the last day)×applicable benchmark date interest on the same date; single interest computing shall be applied on non-working days. The interest difference interest shall be computed on single interest.

The computing basis of daily interest is 360 days a year, and conversion formula: daily interest rate/360.

The above working refers to the local working day of pricing benchmark management body of the corresponding currency.

3. Interest settlement method

The Borrower settles interest in accordance with the 1st method below:

   (1) Quarterly interest settlement, the 20th day of the last month of each quarter is the interest settlement date, and the 21st day is the date of interest payment.

(2) Monthly interest settlement, the 20th day of each month is the interest settlement date, and the 21st day is the date of interest payment.

If the liquidation date of the last installment of the loan principal does not fall on the date of interest payment, the liquidation date of the last installment of the loan principal is the date of interest payment, and the Borrower shall pay off all interest payable.

4. Default interest

(1) As for the loan overdue or not used as specified in the Contract, from the date of overdue or misappropriation, default interest of the overdue or misappropriated part shall be charged as specified in the Article until the principal and interest have been paid off.

As for the loan both overdue and misappropriated, the higher default interest rate shall be used to charge the default interest rate.

(2) As for the Borrower’s interest and default interest not paid on time, the composite interest is computed in accordance with the specified interest settlement mode in Clause 3 and the specified default interest rate.

(3) Default interest rate (remarks: fill in accordance with the loan currency and interest rate)

RMB loan default interest rate,

× Default interest rate of loan with fixed interest rate

A. Floating interest rate. The floating period is __ /__ months___ /_ years. (Filling notes: as for loan of fixed interest rate within one year, the floating period is the original loan period; as for loan of fixed interest with loan period of more than one year, the floating period is one year). As of the overdue or misappropriated date, each floating period shall be re-priced. The repricing date is the corresponding date of the overdue or misappropriated date in the month of repricing; where there is no corresponding date, the last date of the current month is the re-pricing date.

B. The default interest rate of the overdue loan is the benchmark default interest rate determined in option C of the clause plus __ /___%, and the default interest rate of the misappropriated loan shall be the benchmark default interest rate plus __ /___%.

        C. Within the first floating period, the benchmark default interest rate is the loan interest rate specified in Clause 1 of the Article. After expiry of each floating period, the benchmark default interest rate of the next floating period is the loan market quotation interest rate of □ 1-year term/□ more than 5 years (tick any of them) latest issued by the national interbank borrowing center 1 working day before the repricing date □ plus/□ minus (tick any of them) __/ __ base points.

√ Default interest rate of loan with floating interest rate

A. As of the date of overdue or misappropriated, the floating period specified in Clause 1 of the Article shall be applied. The repricing date of the default interest shall be the corresponding date of the date of overdue or misappropriated in the current month of repricing. Where there is no corresponding date, the last date of the current month is the repricing date of the default interest.

B. The default interest rate of the overdue loan shall be benchmark default interest rate determined in option C of the Article plus   40%, and the default interest rate of misappropriated loan shall be benchmark default interest rate determined in option C of the Article plus    70%.

C. The benchmark default interest rate within the first floating period is the actually executed loan interest rate in the period of overdue or misappropriated loan. The benchmark default interest rate of the next floating period after expiry of the floating period shall be re-priced specified in Clause 1 of the Article.

Default interest rate of foreign exchange loan,

× Default interest rate of loan with fixed interest rate

The overdue loan default interest is the loan interest rate determined in Item (1) of Clause (1) of the Article plus ____/__ base points, and the misappropriated loan default interest is the loan interest rate determined in Item (1) of Clause 1 of the Article plus _/___base points.

× Default interest rate of the loan with floating interest rate

A. The floating cycle of the default interest and the repricing date shall be determined in accordance with Item (2) of Clause 1 of the Article, the benchmark default interest rate in the first floating cycle shall be the actually executed loan interest rate in the period with overdue loan or misappropriated loan. The default interest rate of the next floating period after expiry of each floating period shall be repriced on the repricing date in accordance with Item (2) of Clause 1 of the Article on the repricing date.

B. The default interest rate of the overdue loan shall be the benchmark default interest rate determined in option A plus __/___ base points, and the default interest rate of the misappropriated loan shall be the benchmark default interest rate determined in option A plus __/__ base points.

× Default interest rate of loan with floating interest rate

A. As of overdue or misappropriation date, the benchmark default interest rate is floated in accordance with the interest settlement period, and the benchmark default interest rate of each interest settlement period shall be the actual execution interest of the previous interest settlement period.

B. The default interest rate of the overdue loan shall be benchmark default interest rate determined in option A of the Article plus __ /__ base points, and the default interest rate of the misappropriated loan shall be the benchmark default interest rate determined in option A of the Article plus __ /__base points.

5. Miscellaneous

(1) The “loan interest rate” and the “default interest rate” under the Contract are tax-bearing interest rate, namely the interest rate charged against the Borrower by the Loan shall include the VAT to be paid in accordance with the national laws and regulations.

(2) In case of significant changes of the pricing benchmark of the floating interest rate under the Contract, the then valid market code shall apply. If the Loaner requires the Borrower to sign the supplementary contracts for relevant issues, the Borrower shall cooperate.

(3) The “pricing benchmark” and the “benchmark interest rate” in the Clause shall have the same meaning.

(4) Under the Contract, “TIBOR” refers to the TIBOR issued and managed by Japanese Banker Association as the manager (or succession manager), “EURIBOR” refers to EURIBOR issued and managed by European Currency Market Institute as manager (or succession manager), “overnight SOFR” refers to the overnight SOFR issued and managed by the Federal Reserve Bank of New York as manager (or succession manager), the “overnight SONIA” refers to the overnight SONIA issued and managed by the Bank of England as manager (or succession manager), the “overnight TONA” refers to the overnight TONA issued and managed by the Bank of Japan as manager (or succession manager), the “overnight ESTR” refers to the overnight ESTR issued and managed by the European Central Bank as manager (or succession manager), and the “overnight SARON” refers to the overnight SARON issued and managed by Swiss Stock Exchange as manager (or succession manager).

Article 5 Withdrawal conditions

The Borrower’s withdrawal shall meet the following conditions:

1. The Contract and the annexes hereof have come into force;

2. The Borrower has reserved the Borrower’s documents, receipts, seals, staff list, and signature sample for the Loaner for the purpose of concluding and performing the Contract, and filled relevant vouchers;

3. The Borrower has opened the required account for performing the Contract in accordance with the Loaner’s requirements;

4. The Borrower submits the written withdrawal application and certificates of loan application to the Loaner 5 banking days before the withdrawal to proceed the withdrawal procedures;

Certificates submitted by the Borrower shall include: _______ /    _____;

The forementioned certificates shall meet the following requirements: ____ /    ____.

5. × The Borrower has submitted the resolutions and letter of authorization approved by the Board of Directors or other competent authorities for signing and performing the Contract;

6. The capital proportional to the proposed issued loan has been in place, and the actual project progress and the invested amount are matched;

7. As for fixed asset investment projects with large investment, high professional requirements, and installment as per project progress, the Loaner has the right to require the Borrower to offer written documents confirming project progress and quality participated by and signed by supervisors, evaluators, and quality inspectors.

8. The Borrower has offered guarantee in accordance with the Loaner’s requirements, and the guarantee contract has come into force and finished statutory approval, registration or archiving procedures;

9. The project four certificates are all completed, all the crucial elements are matched, the procedures are legal, withdrawals can be made in steps according to progress and based on the construction project planning license and building construction license.

10. The borrower needs to complete the project land use rights of not less than 132,884.70 square meters of the first subordinate mortgage registration procedures, the lender maximum corresponding to the total amount.

11. The borrower project capital of not less than 372,338,500 yuan, and the project capital ratio of not less than 25.29%, the borrower capital and the lender loan will be in place in the same proportion.

12． The borrower and the lender agreed: ① to the completion of the project and obtain the title certificate within one month, the borrower will mortgage to the lender the built real estate; ② The borrower in the repayment of all the loan principal and interest before the lender shall not draw back shareholders investment, not in any form of misappropriation of project funds, the distribution of profits subject to the consent of the lender; ③ If the project construction cost overrun or funding gap, the excess or gap part The borrower's shareholders shall raise their own funds to solve the problem; ④ During the loan period, if the borrower has difficulties in repaying the debt, the borrower's shareholders shall provide financial support to ensure that the borrower will repay the principal and interest on time; ⑤ The project land and construction in progress shall not be mortgaged to a third party other than the lender, and the borrower shall not provide new external guarantees. (6) During the loan period, the income generated by the project shall be pooled to the account established by the lender in accordance with the lender's requirements (account no.                        ), to be used for loan repayment as a priority and shall not be misappropriated.

13. Withdrawal progress must match the progress of the project and shall not be used for any payment of funds outside this project.

14. The borrower in the lender to open a special account for the supervision of funds (Account No.                    ), the income is returned to the lender's supervision special account according to no less than the lender's credit share, and the whole process of monitoring the return of sales funds is implemented. Within one month before repayment, the borrower's funds in the lender's account should be no less than the current principal and interest repayment amount, and the shortfall must be made up with its own funds.

15. The borrower project completed and obtained the title certificate within one month after the completion of the mortgage guarantee procedures for the real estate built.

16. Laws and regulations, and other withdrawal conditions specified by both parties: _ /    __.

If the above withdrawal conditions are not satisfied, the Loaner has the right to reject the Borrower’s withdrawal application, unless the Loaner agrees to issue the loan.

Article 6 Time and method of withdrawal

1. The Borrower shall withdraw according to time and method in   2nd below:

(1) Lump-sum withdrawal on D_/__M__/_Y__/__.

(2) Full withdrawal within __3.5_ years from D ___M____Y_____.

(3) Withdrawal by installment according to the following time:

Time of withdrawal	Amount of withdrawal
/	/
/	/
/	/

(4) According to the project progress, the Borrower files application by installment and withdraws with the Loaner’s consent, but the Borrower shall make full withdrawal no later than D__ / __M__ / __Y___ / ___.

2. As for the part not withdrawn beyond the above time, the Loaner has the right to reject the Borrower’s withdrawal application.

3. Commitment fee (if the Borrower is small and micro-enterprise, delete the clause; if the Borrower is not small and micro-enterprises, reserve 1 of the 3 options, and delete other options)

The Loaner offers commitment services for the Borrower’s withdrawable but not withdrawn amount (hereinafter referred to as the “not withdrawn amount”) during the commitment service period (from the effective date of the loan contract till the withdrawal date specified in the Contract). Through negotiation, the Borrower and the Loaner specify the commitment fee as follows:

× The Borrower pays commitment fees for the above commitment services. The specific amount shall be computed in accordance with amount unwithdrawn, the number of days unwithdrawn, and the annual rate __/__%. The specific charging date and the actual charging amount after computing shall be detailed in the Committed Service Agreement signed during the committed service period.

× The Borrower commits to pay commitment fees for the above committed service. The negotiated commitment fee is RMB _ / _ Yuan, and the charging date is ___/ _____. (Remarks: the commitment fee shall be collected in lump-sum or by installment, and if made by installment, the date of filling and the amount shall be filled).

× According to the principle of “charges reduction and profit surrendering”, the Loaner exempts the above committed service fees, and the evaluated exempted amount is RMB _ / _ Yuan.

Article 7 Payment of the loan fund

1.	Loan distribution account

The Borrower opens the following account at the Loaner as the loan distribution account, and the issuance and payment of the loan shall be processed via the account. √ This is a special account and can be only used for issuance and payment of the loan, and cannot be used for payment of other amounts. (Remarks: this is an optional expression, and delete if not applicable).

Account name.: Skechers Taicang Trading & Logistics Company.

Account No.: ________________________________

2.	Payment of the loan fund

(1) The loan fund shall be in accordance with laws and regulations, supervision codes and the Contract, and the loan fund payment method of single withdrawal shall be confirmed in the withdrawal application. Where the Loaner holds the opinions that the loan fund chosen in the withdrawal application is not in conformity with requirements, it has the right to change the payment method or stop issuance and payment of the loan fund.

(2) The Loaner’s consigned payment, according to the Borrower’s withdrawal application and payment consignment, the Loaner shall pay the loan fund to the Borrower’s counterparty in conformity with the Contract.

A. According to relevant rules and regulations by the Bank and Insurance Regulatory Commission and internal rules and regulations of the Loaner, in terms of loan fund payment with single withdrawal over 5% of total project investment (namely currency: _/___ amount: __/__) or more than RMB 5 million (foreign exchanges shall be computed in accordance with the actual withdrawal date exchange rate ___/____, the same below) under the Contract, the consigned payment by the Loaner shall be applied. Under controllable risks, if single amount is less than RMB 500 thousand Yuan, the Borrower’s independent payment shall be adopted.

B. The Loaner and the Borrower specify the situations of the consigned payment ___/____.

(3) The Borrower’s independent payment, namely according to the Borrower’s application, after the Loaner issues the loan fund to the Borrower’s account, and the Borrower pays the loan fund to the Borrower’s counterparty independently. In addition to the consigned payment by the Loaner, payment of other loan fund shall be made through the Borrower’s independent payment.

(4) Change of terms of payment. After submitting the withdrawal application, if the Borrower’s payment method has been changed, as for the independently paid loan fund, where the specified conditions of Item (2) of Clause 2 are met, the payment method of the loan fund shall be changed. If the payment method is changed or the amount to be paid, paid objects, and loan application under the consigned payment have been changed, the Borrower shall provide the Loaner with written description of changes, and re-submit the withdrawal application and transaction documents on certifying the loan applications.

3. Specific requirements of the consigned payment of the loan fund

(1) Payment consignment. Where the consigned payment conditions of the Loaner are met, the Borrower’s withdrawal application shall be marked with expressed payment consignment, namely authorizing and consign the Loaner to transfer the loan fund to the appointed Borrower’s account and pay the same to the Borrower’s counterparty account in conformity with the Contract, completed with the counterparty’s name, counterparty’s account number, payment amount, and other necessary information.

(2) Supply of transaction documents. Where the consigned payment conditions by the Loaner are met, at the time of each withdrawal, the Borrower shall provide the Loaner with the account to receiver the payment, the counterparty’s account information and the certificates which prove that the withdrawal shall be in conformity with applications of the Contract. The Borrower shall ensure that all documents supplied to the Loaner are true, complete, and valid. Where the consigned payment obligations are not finished due to untruth, inaccuracy, and incompleteness of relevant documents provided by the Borrower, the Loaner does not bear any liabilities, and the Borrower’s repayment obligations under the Contract will not be affected.

  (3) Performance of the Loaner’s consigned payment obligations

A. Where the Loaner’s consigned payment is applied, after the Borrower submits the payment consignment and related transaction data, after the Loaner’s review, the loan is paid to the Borrower’s counterparty through the Borrower’s account.

B. If the Loaner finds that the application documents provided by the Borrower are not in conformity with the contract rules and regulations or involve other defects, the Loaner has the right to ask the Borrower to supplement, replace, explain, or re-submit relevant documents. Before the Borrower submits relevant documents which are deemed eligible by the Loaner, the Loaner has the right to reject issuance and payment of relevant amount.

C. If the counterparty’s account opening bank rejects the payment and the Loaner fails to make the consigned payment to the counterparty, the Loaner does not bear any responsibilities, and the Borrower’s repayment obligations under the Contract will not be affected. As for the amount returned by the counterparty’s opening bank, the Borrower hereby authorizes the Loaner to freeze. Under such situations, the Borrower shall re-submit the payment consignment and application documents and other relevant transaction documents.

(4) The Borrower is not permitted to escape the Loaner’s consigned payment by breaking the whole into pieces.

Article 8 Repayment

1. Unless otherwise specified by both parties, the Borrower shall repay the loan under the Contract in accordance with 2nd below:

(1) Repaying all loans under the Contract before expiry of the loan term.

(2) Repay the loan under the Contract according to the following repayment schedule:

Time of repayment	Amount of repayment
42 months after first withdrawal	70 million Yuan
48 months after first withdrawal	70 million Yuan
54 months after first withdrawal	70 million Yuan
60months after first withdrawal	70 million Yuan
66 months after first withdrawal	70 million Yuan
72 months after first withdrawal	70 million Yuan
78 months after first withdrawal	80 million Yuan
84 months after first withdrawal	80 million Yuan
90 months after first withdrawal	80 million Yuan
96 months after first withdrawal	80 million Yuan
102 months after first withdrawal	90 million Yuan
108 months after first withdrawal	90 million Yuan
114 months after first withdrawal	90 million Yuan
120 months after first withdrawal	90 million Yuan
/	/
/	/

If not fully withdrawn, the minimum repayment amount shall be reduced proportionally in accordance with actually withdrawn amount.

(3) Other repayment schemes: _____/ ____________.

  If the Borrower needs to change the above repayment scheme, the Borrower shall file a written application to the Loaner 10 banking days before expiry of the corresponding loan, and change of the repayment scheme shall be jointly confirmed by both parties in writing.

2. Unless otherwise specified by both parties, if the Borrower owes the loan principal and interest, and expenses for actualizing the creditors’ rights, the Loaner has the right to determine the sequence of repaying principal or interest, and actualizing creditors’ rights. Under the situations of repayment by installment, if there are multiple loans due and loans overdue, the Loaner has the right to determine the liquidation sequence of a loan; where there are multiple due loan contracts between the Borrower and the Loaner, the Loaner has the right to determine the sequence of contracts performed for each loan.

3. Unless otherwise specified, the Borrower can repay in advance and shall notify the Loaner in writing    10   banking day in advance. The amount repaid in advance is used to repay the last loan due and repay in reverse sequence. As for the loan with single and composite interests, if repaid in advance or partial repayment in advance, the interest corresponding to the repayment principal shall be settled in advance.

The lender has the right to charge the penalty of the prepayment part in accordance with RMB ____0___Yuan.

4. The Borrower repays in accordance with the 2nd method below.

(1) The Borrower shall deposit sufficient amount into the following repayment provisional account for repayment no later than ___/ __ banking days before due date of each principal and interest, and the Loaner has the right to deduct the amount from the account actively on the due date of each principal and interest.

Repayment provision account name: ____ /  ___.

Account No.: ___ /  _____.

Average fund deposit in the above repayment provision account: ___ /  _____.

(2) The Borrower shall deposit sufficient amount into the following account no later than 1 banking day before each principal and interest are due, and the Loaner has the right to deduct the amount from the account on the due date of each principal and interest.

Account name: Skechers Taicang Trading & Logistics Company.

Account No.: ________________________________

(3) Other repayment specified by both parties: ____   /   ___.

Article 9 Guarantee

1. The debt guarantee under the Contract:

√ Skechers Taicang Trading & Logistics Company offers mortgage guarantee and signed theGuarantee Contract with number of No. 2022 SoochowTaicang476758095 fixed assets mortgage.No. 01 The Contract is of the master contract under the Guarantee Contract.

2. If the Borrower or the Guarantor involves events possibly affecting the performance capabilities deemed by the Loaner, or the Guarantee Contract becomes invalid, is revoked, or cancelled, or the Borrower or the Guarantor’s financial situations are deteriorated or involve key litigation or arbitration cases, or the Borrower or Guarantor’s account has been sealed up, or the performance capabilities are affected for other reasons, or the Guarantor breaches in the Guarantee Contract or other contracts with the Loaner, or the guarantee is deteriorated, damaged, lost, sealed up, and the guaranteed value is reduced or lost, the Loaner has the right to require, and the Borrower is obliged to supplement and offer new guarantees, supplements, or replace the guarantors to guarantee the debts under the Contract.

Article 10 Insurance (remarks: this is an optional cause, and the option is 2nd : 1. Applicable; 2. Inapplicable)

The Borrower shall take out insurance at the insurance company negotiated with the Loan for project under the Contract or equipment, project construction, and goods transport related to trade and the risks during the project operation. The insurance types shall be the ones negotiated and determined with the Loaner, and the insured amount shall be no less than the loan principal. The premium shall be borne by _    / __.

The Borrower shall submit the policy original to the Loaner within    / __ days after effectiveness of the Contract. Before paying off principal, interest, and expenses under the Contract, the Borrower is not allowed to suspend the insurance on any grounds. If the Borrower suspends the insurance, the Loaner has the right to renewal or take insurance on behalf, and the premium shall be borne by    / _. The Borrower bears liabilities for losses that the Loaner suffers from arising from the insurance suspension.

The Borrower shall notify the Loaner in writing within 3 days after knowing or should know the occurrence of the insured accidents and claim against the insurance underwriter according to the policy; the losses arising from untimely notification or untimely claiming or not performing the obligations shall be borne by the Borrower.

Unless otherwise specified, the insurance compensation is used to repay the loan principal and interest and other payables.

Article 11 Issuance of invoice

1. The Borrower can apply for issuing the VAT invoice from the Loaner after the Loaner confirms that the payment has been received (□Special VAT invoice/√VAT invoice), and the Loaner shall issue the VAT invoice after receiving the application of issuance of VAT invoice from the Borrower.

2. The Borrower can apply for issuance of VAT invoice at the business processing unit or other institutions appointed by the Loaner.

3. The Borrower shall confirm that the payer, the contract signer, and the buyer listed in the VAT invoice are the same tax payment body. In case of discrepancy, if the invoice cannot be accounted or deduction is unavailable, the losses shall be borne by the Borrower.

4. If the invoice is lost after the Borrower receives it, the Loaner does not need to re-issue the VAT invoice to the Borrower.

5. Through negotiation, if the Loaner offers discount to Party A, the amount in the VAT invoice shall be subject to the price after discount.

6. If the Loaner offers free services to the Borrower, the Loaner does not offer VAT invoice.

7. The Loaner shall issue VAT invoice to the Borrower, and the Borrower shall check the invoice information timely. If the invoice information is incorrect, the Borrower shall file the application of reissuance of the VAT invoice to the Loaner timely.

Article 12 Declaration and undertaking

1. The Borrower declares as follows:

(1) The Borrower has been approved and registered by the industrial and commercial authorities and exits lawfully, and has full civil right capacities and behavior capabilities required for signing and perform the Contract; where the Borrower is a justice person of a new project, the controlling shareholder has excellent credit status, without any significant non-conformance record; where the state has requirements on investment bodies and business qualifications for the proposed investment projects, the requirements shall be satisfied.

(2) Signing and performing the Contract is the Borrower’s real intention based on the Contract, which has obtained lawful and valid authorization in accordance with the Articles of Association or other internal management documents, not in violation of any agreements, contract, and other legal documents which have a binding force on the Borrower; the Borrower has and will obtain all relevant approvals, licenses, filing, or registration for signing and performing the Contract.

(3) The Borrower observes the principle of faith, and all documents, financial statements, receipts and other data provided to the Loaner under the Contract are true, complete, accurate, and valid.

  (4) The transaction background for business by the Borrower from the Loaner is true and lawful, without money laundering, horror financing, financing for proliferation of weapon of mass destruction, tax evasion, cheating and other unlawful purposes, and not in violation of the UN, China and other applicable sanction rules; the loan purpose and repayment sources are clarified and lawful.

(5) The Borrower has outstanding credit status, without any significant non-conformance record, and the Borrower does not hide any events possibly affecting the financial situations and performance capabilities of itself and the guarantor to the Loaner.

(6) The loan projects and the loan issues shall be in conformity with the industrial, land, and environmental protection laws, rules, and regulations and related policies, the lawful management and approval, and reporting procedures have been performed and shall be in conformity with the investment project capital rules.

(7) The Borrower and the loan projects meet the national environmental protection standards, not the enterprises and projects with high energy consumption and highlighted pollution issues published and certified by competent national authorities, free of energy consumption and pollution risks.

(8) Other issues declared by the Borrower: ____________ /   _____________.

2. The Borrower commits as follows:

(1) Upon the Loaner’s request, submitting financial statements (including but not limited to annual report, quarterly report) and other relevant information to the Loaner regularly or timely; the Borrower shall ensure that the following financial indexes requirements shall be satisfied: __ /    ____.

(2) Withdrawing, paying, and using the loan in accordance with the Contract.

(3) If the Borrower has or will sign counter-guarantee or similar agreements on the guarantee obligations in respect of the guarantors, the Agreement will not harm the Loaner’s any rights and interests under the Contract.

(4) Receiving the Loaner’s credit loan supervision and check and offer sufficient assistance and cooperation; during the period from effectiveness of the Contract and before liquidation of principal and interests and relevant expenses under the Contract, the Borrower agrees and authorizes the Loaner to supervise the account opened at the Loaner; check and analyze the project construction and operation, and dynamically monitor the project revenue cash flow and overall fund flow; the Borrower shall accept and cooperate the Loan to check and supervise the loan fund including the loan application by means of account analysis, receipt verification and on-site investigation and regularly report the loan payment and use as requested by the Loan, and the time of summarizing and report: ___ /   ____.

(5) If the Borrower involves merging, subdivision, capital reducing, stock right transfer, foreign investment, substantially increasing debt financing, significant asset and creditor’s transfer, and other adverse events which affect the Borrower’s debt repayment capabilities, the Loaner’s written consent shall be obtained in priority.

In case of the following situations, the Borrower shall notify the Loaner timely:

A. Changes of the Articles of Association, scope of business, registered capital, and legal representative of the Borrower or the Guarantor’s company;

      B. Any forms of joint operation, and changes of joint venture, cooperation, contracting, reconstruction, and planning for listing, and other business modes;

       C. Involved key litigation or arbitration cases, or the property or the guarantee sealed up, detained, or supervised, or new guarantees attached to the guaranty;

       D. Business suspension, disbanding, liquidation, stopping business for internal rectification, revoking of business license, and filed for bankruptcy etc.;

E. Shareholders, directors, and existing senior management involves serious cases or economic disputes;

F. The Borrower involves breaching events under other contracts;

G. Difficult business and deteriorated financial situations.

   (6) The Borrower’s debt liquidation sequence against the Loaner’s debt shall be superior to the borrowing from the Borrower’s shareholders, and shall not be inferior to the same kind of debt owed to the Borrower’s shareholders.

(7) × If after-tax net profit is zero or negative in relevant accounting year, or the after-tax profit is insufficient to make up losses of previous years, or the pre-tax profit is not used for liquidating the Borrower’s outstanding principal, interests, and expenses, or the pre-tax profit is insufficient to liquidate principal, interest, and expenses within the accounting year, the Borrower is not permitted to distribute dividends to shareholders.

× During the period from effectiveness of the Contract to liquidation of the loan principal, interest and relevant expenses under the Contract, the Borrower is not permitted to distribute dividend to shareholders.

× During the period from effectiveness of the Contract to liquidation of the loan principal, interest and relevant expenses under the Contract, the dividend that the Borrower distributes to shareholders shall be no more than _/___% of the Borrower’s after-tax profit.

× When after-tax net profit is zero or negative in relevant accounting years, or the after-tax profit is insufficient to make up losses of previous years, or the pre-tax profit is not used for liquidating the principal, interest, and expenses to be liquidated, or the pre-tax profit is insufficient to liquidate the principal, interest, and expenses of the next period, the Borrower is not permitted to distribute any dividend to shareholders. Nevertheless, when the dividend can be distributed to shareholders as required, the dividend that the Borrower issues to the shareholders shall be no more than __/__% of the Borrower’s after-tax profits.

(8) The Borrower is not permitted to dispose of its own assets by means of lowering the debt repayment capabilities, and commits that the total amount of the foreign guarantee shall not be higher than __/__ times of net assets of its own, and total amount of its own and the amount of single guarantee shall be no more than the limit amount specified in the Articles of Association; without the Loaner’s consent, the assets from the loan under the Contract cannot be used as guarantee for a third party.

(9) In addition to meeting the application specified in the Contract or consent by the Loaner, the Borrower is not permitted to transfer the loan fund under the Contract to the account of the same name and the related parties’ accounts.

As for transfer to the Borrower’s account of the same name or the related parties’ account, the Borrower shall provide the corresponding certificates.

(10) Cooperate with the Loaner to carry out due diligence, and cooperate to provide and update the institution and the beneficiary’s information, and provide related transaction’s background information;

(11) × In terms of the loan under the Contract, the guarantee conditions, loan interest rate and pricing, repayment sequence and other loan conditions shall not be inferior to conditions offered to any other financial institutions. (Remarks: this is an optional clause)

(12) × Timely proceed the foreign exchange loan registration, principal repayment and interest payment, and other procedures at the administration of exchange control. (Remarks: this is an optional clause)

(13) × The Borrower shall submit the environment and social risk report to the Loaner. The Borrower declares and warrants to reinforce environment and social risk management, and commits to receive the Loaner’s supervision. The Borrower’s breaching the previous rules and regulations constitute or shall be deemed as breaching events under the Agreement, and the Loaner shall adopt remedial measures according to the Agreement.

(14) Other issues committed by the Borrower:             _ /               .

Article 13 Disclosure of internal related transactions within the group of the Borrower

Both parties specify that    2nd   of the Clause shall be applied:

1. The Borrower is not of the Group Client determined in the Risk Management Guide to Credit Extension of Group Client for Commercial Banks (hereinafter referred to as “Guide”) by the Loaner.

2. The Borrower is of the Group Client determined in the Risk Management Guide to Credit Extension of Group Client for Commercial Banks (hereinafter referred to as “Guide”) by the Loaner. The Borrower shall timely report related transactions accounting for more than 10% of net assets to the Loaner, including the related parties’ relations, transaction items and transaction nature, transaction amount, or corresponding proportions and pricing policy (including the transactions without amount or symbolic amount).

When the Borrower involves one of the following situations, the Loaner has the right to stop paying the Borrower’s unused loan unilaterally and recover partial or all loan principal and interest: discount or pledge at the bank to make divestiture of bank’s fund or credit extension with fake contracts with related parties, bills receives and receivables without actual trading background; in case of significant merging and acquiring, where the Loaner thinks that the loan security may be affected; through related associated, escape the bank’s creditors’ rights; other situations specified in Article 18 of the Guide.

Article 14 Breaching events and handling

1. One of the following events constitutes or shall be deemed as the Borrower’s breaching events under the Contract:

(1) The Borrower fails to pay and liquidate the debt against the Loaner in accordance with the Contract;

(2) The Borrower fails to use the loan fund or the forthcoming fund for the purpose in the Contract in accordance with the Contract; or the Borrower breaches the laws of the Contract to escape the Loaner’s consigned payment through breaking up the whole into parts; or the Borrower uses the loan fund to converter into loan or buy other financial products for profits; or the Borrower breaches the rules to add local government’s hidden debts;

(3) The declaration made by the Borrower in the Contract is untrue, or the Borrower breaches the commitments in the Contract.

(4) In case of item (5) of Clause 2 of Article 12 of the Contract, if the Loaner thinks that it may affect the Borrower or the Guarantor’s financial situations and performance capabilities, and the Borrower is unable to offer new guarantee and replace guarantors as requested in the Contract.

(5) × Other contracts between the Borrower and the Loaner, or other institutions of Bank of China Co., Ltd. involve breaching events;

× Other contracts between the Borrower and the Loaner, or other institutions of Bank of China Co., Ltd. involve breaching events; the credit contracts between the Borrower and other financial institutions involve breaching events;

(6) The Guarantor breaches the guarantee contract, or other contracts between the Loaner or other institutions of Bank of China Co., Ltd. involve breaching events;

(7) The Borrower terminates business or involves disbanding, cancellation, or bankruptcy;

(8) The Borrower involves or may involve key economic disputes, litigation, arbitration, or the assets are sealed up, detained, or executed compulsorily, or investigated by the juristic authorities or taxations, and industrial and commercial authorities, or the punishment measures are adopted, the obligation performance under the Contract has or is likely to be affected;

(9) The Borrower’s main investor individuals and key managers

(10) The project capital is not in place in accordance with the scheme or the proportion, or is not made up within the time specified by the Loaner;

(11) The project progress is behind the fund progress;

(12) × project construction progress is seriously behind the schedule, or the project construction expenses are beyond the Loaner’s acceptable budget ratio, or the project construction and operation environment, and conditions involve serious adverse changes; (remarks: this is an optional clause)

(13) × project construction quality is not in conformity with the national or industrial standards; (remarks: this is an optional clause)

(14) The Borrower’s credit status has been deteriorated, or the Borrower’s profitability, debt paying ability, operating ability and cash flow and other financial indicators deteriorate, and the borrower breaks the index constraints agreed herein or other financial agreements;

(15) The Loaner reviews the Borrower’s financial situations and performance capabilities each year (one year after effectiveness of the Contract) to discover any situations possibly affecting the Borrower or the Guarantor’s financial situations and performance capabilities;

(16) The Borrower rejects cooperating with the Loaner for due diligence, the Borrower or its transaction/counterparty involves laundering, horror financing, nuclear weapon proliferation, breaching the applicable sanction rules, other breaching behaviors, or the Borrower and the Guarantor have been sanctioned by the U.N, China, and other applicable sanction list or sanction scope;

(17) The Borrower breaches other stipulations on rights and obligations of the parties involved in the Contract.

2. In case of the previous breaching events, the Loaner has the right to adopt the following measures separately or in combination:

(1) Requiring the Borrower and the Guarantor to correct the breaching behaviors within specific time.

(2) Fully or partially reducing, suspending, or canceling and terminating the credit limit to the Borrower.

(3) Fully or partially suspending or terminating the Borrower’s withdrawal and other business applications under the Contract and other contracts between the Borrower and the Loaner; as for non-issued loan, the in-process trade financing, fully or partially suspending or cancelling, and terminating issuance, payment, and processing.

(4) Declaring that the unpaid loan/trade financing amount principal and interest and other payables under the Contract and other contracts between the Borrower and the Loaner are fully or partially due immediately.

(5) According to the Borrower’s credit status, changing the loan issuance and payment conditions, such as lowering the consigned payment starting amount, or transferring back the loan amount paid in violation of rules etc.

(6) Terminating or cancelling the Contract, and fully or partially terminating or cancelling other contracts between the Borrower and the Loaner.

(7) Requiring the Borrower to compensate losses caused to the Loaner arising from such breaching, including but not limited to litigation costs, attorney charges, notarization fees, and execution fees etc. for actualizing the creditors’ rights.

(8) Deduct the Borrower’s amount in the accounts opened at the Loaner and other institutions of Bank of China Co., Ltd. to liquidate the Borrower’s full or partial debt against the Loaner under the Contract. The amount undue in the account shall be treated as due ahead of schedule. Where the currency in the account and the Loaner’s pricing is different, the Loaner’s applicable foreign exchange rate at the time of deduction shall be used to compute.

(9) Exercising the security interests: requiring the guarantors to exercise the guaranty measures.

(10) Other measures deemed necessary and possible by the Loaner.

Article 15 Reservation of rights

One Party’s failure to exercise partial or all rights under the Contract, or require the other party to perform and undertake partial or all obligations and responsibilities does not constitute waiving of the rights, and exemption of such obligations and responsibilities.

Any party’s toleration, extension, or delaying in performing rights under the Contract against the other party does not affect the party’s rights in accordance with the Contract and laws and regulations and shall not be deemed as waiving of such rights.

Article 16 Change, modification, and termination

Through negotiation, the Contract can be changed or modified in writing, and any changes or modification constitute an inseparable part of the Contract.

Unless otherwise specified in laws and regulations or unless otherwise specified by parties involved, the Contract cannot be terminated before all rights and obligations have been performed.

Unless otherwise in laws and regulations or by the parties involved, ineffectiveness of any terms and conditions of the Contract does not affect legal effectiveness of other terms and conditions.

Article 17 Law applicability, dispute settlement

The Contract shall be governed by laws of the People’s Republic of China.

After effectiveness of the Contract, all disputes arising from performance and conclusion of the Contract or in connection herewith, both parties shall settle through negotiation. If the negotiation fails, any party can adopt the 2nd method to settle:

1. Arbitration. Submitted to:

□ China International Economic and Trade Arbitration Commission

□ Beijing Arbitration Commission (Beijing International Arbitration Center)

□ ______________________ Arbitration Commission

When the arbitration application is filed, the Commission carries out arbitration at ___ / ___ (place of arbitration) in accordance with the arbitration rules effective at the time being. The arbitration award is final and has a binding force on both parties.

2. Litigation. The parties involved can settle at Chinese court through litigation.

√ File litigation at the people’s court where the Loaner, or other institutions of Bank of China Co., Ltd. exercising rights and obligations under the Contract and single agreements.

□ File litigation at the International Court of Business of the Supreme People’s Court (international business dispute with bid amount of RMB 300 million).

□ File litigation at the competent people’s court according to laws.

During the dispute settlement period, if the dispute does not affect performance of other terms and conditions of the Contract, other terms and conditions shall continue to perform.

Article 18 Annex

The following annexes and other annexes jointly confirmed by both parties constitute an inseparable part of the Contract, and are legally authentic with the Contract.

1. Withdrawal Application (Format);

2. Notice on Annualized Interest Rate of Loan (Format):

3、……

Article 19 Miscellaneous

1. Without the Loaner’s written consent, the Borrower is not permitted to transfer any rights and obligations under the Contract to a third person.

2. For the purpose of business, the Loaner can consign other institutions of Bank of China Co., Ltd. to perform rights and obligations under the Contract, or transfer the loan business under the Contract to other institutions of Bank of China Co., Ltd., and the Borrower accepts the same. Other institutions of Bank of China Co., Ltd. authorized by the Loaner, or other institutions of Bank of China Co., Ltd. undertaking the loan business under the Contract have the right to exercise all rights under the Contract, file litigation to the court for the disputes under the Contract in name of such institutions, and submit to the arbitration body or apply for compulsory execution.

3. Under the situations of not affecting other stipulations in the Contract, the Contract has legal binding forces on both parties and the lawfully appointed inheritors and transferees.

4. Unless otherwise specified, the domiciles carried in the Contract shall be mailing and contact address and valid delivery address. The scope of application of the delivery address shall cover delivery of notices, contracts and other documents during both parties’ performance and delivery of related documents and legal documents in case of disputes, including the 1st trial, 2nd trial, re-trial, and execution procedures after the disputes enter arbitration and civil litigation procedures.

In case of change of the above address, the party changing the address shall notify the other party of the address after change in writing _/ __ working days in advance. In the arbitration and civil litigation procedures, when any party changes the address, it shall notify the address change information to the arbitration body and courts. Where one party fails to perform the notification obligations according to the above method, the delivery address confirmed in the Contract shall be treated as valid delivery address.

If the delivery address provided or confirmed by one party is not accurate, the delivery address after change is notified to the other party and the court timely according to laws, and the appointed receiver rejects collection etc., the legal documents cannot be received by the other party, if delivered via posting, the date of return shall be deemed as date of delivery; if delivered directly, the deliverer’s marked date on the proof of delivery shall be deemed as the date of delivery.

5. The transactions under the Contract shall be carried out based on respective rights and interests. As requested by relevant laws, regulations and supervision requirements, other parties of the transaction constitute related parties or related personnel of the Loaner, and the parties do not seek to utilize such related relations to affect fairness of the transaction.

6. Titles and business in the Contract are used for convenience only, and cannot be used fore explaining the terms and conditions and both parties’ rights and obligations.

7. The Loaner has the right to offer information related to the Contract and the Borrower’s other relevant information to the financial credit information fundamental database and other lawfully established credit information database in accordance with relevant laws and regulations and supervision codes for being inquired and used by eligible institutions or individuals according to laws. For the purpose of concluding and performing the Contract, the Loaner has the right to inquire the Borrower’s relevant information through the financial credit information fundamental database and other lawfully established credit information database.

8. If statutory holidays are met on the date of withdrawal and the date of repayment, the date shall be postponed to the next working day after the holiday.

9. According to changes of laws and regulations, and supervision provisions or requirements by the supervision authorities, if the Loaner fails to perform the Agreement or is unable to perform the Agreement, the Loaner has the right to terminate or change the performed Agreement and the single agreements hereof in accordance with changes of laws and regulations, and supervision provisions, or requirements by the supervision authorities. If the Loaner is unable to perform or perform according to the Agreement on grounds of termination or change of the Agreement for such reasons, the Loaner is exempted from liabilities.

10. The Borrower can consult and complain the Contract and business and charges hereof through the Loaner’s telephone number listed in the Contract.

Article 20 Effectiveness of the Contract

The Contract comes into force after being signed and affixed with seal by the Loaner and the Borrower’s legal representative (principal) or authorized signatory.

The Contract shall be in duplicated, one of which shall be retained by the Loaner and Borrower, which are legally authentic.

                      Skechers Taicang Trading

                        & Logistics Company

Borrower:             (Corporate Seal)                       Loaner:      Branch of Bank of China Co., Ltd.

(Corporate Seal)

Competent signatory: [ILLEGIBLE STAMP]       Competent signatory:      /s/ [ILLEGIBLE]      _

   18   D    10   M     2022 Y                                              18   D    10   M     2022 Y

Confirmation of Document Delivery Address

No. 2022 SoochowTaicang476758095 fixed assets borrow-writ. No. 01

Dear customers: to protect your rights and interests, before signing the Confirmation, please read terms and conditions, and notice clause of the rights, obligations and civil liabilities. In case of any doubt or something not clear, please consult the processing bank, or consult your attorney and professionals.

To: Taicang Branch of Bank of China Co., Ltd:

For I/the Company have or will sign a series of credit contracts with your bank (including but not limited to loan contract, guarantee contract, instrument contract, trading and financing contract, and credit card contract). In terms of the involved legal documents, creditors’ right documents, collection notice, advanced loan notice, and guarantor’s liability performance etc., I/the Company hereby irrevocably confirm as follows:

I. I/The Company choose the following delivery address and delivery mode as the official delivery address and delivery mode for receiving documents:

1. Mail delivery mode:

Delivery address: Foqiao Town, Taicang City, Jiangsu Province; P.C.: 215400;

Addressee (collected by): Kris Chen; Telephone No.: 020-89160222-118;

2. SMS delivery mode: □Agree    √Disagree

Mobile 1: __________________; Mobile 2: ___________________;

3. Email delivery mode:   □Agree    √Disagree

Email:

4. Fax delivery: mode: □Agree    √Disagree

Fax No. ___________________

II. The above specified delivery address, mobile number, email, or fax number confirmed in the confirmation are applicable to debt collection, creditor’s right transfer, litigation in case of breaching (including 1st trial, 2nd trial, re-trial, and execution), and arbitration etc.

III. The bank, appellate court, or the arbitration body mails the documents to the person/Company as per the above confirmed address and telephone number, the date of signing shall be treated as the date of delivery; if the person in charge of collection is appointed by the person/Company, the signing by the person in charge of collection shall be deemed as collection by the person/Company. If the delivery address provided or confirmed by the person/company is not accurate, the delivery address is not accurate, or the address after change is not notified to the bank, the person in charge of collection appointed by the person/Company rejects receiving, and relevant documents cannot be received by the delivered person, the date of return shall be deemed as delivery.

If the delivery address provided or confirmed by the person/company is not accurate, the delivery address is not provided, or the bank is not notified timely after change of the delivery address, or the person/the Company or the person in charge of collection rejects the delivery, and the relevant documents are not actually received, the deliverer can record the delivery person by taking photos and videos and retain the documents, and the date of retaining such documents shall be deemed as the date of delivery.

IV. With consent by the person/company, where your bank, the appellate court, or the arbitration organizations send relevant documents via SMS, email, or fax, the date that the SMS, email, or fax reaching the specific system is the date of delivery; if the mobile number, email address, or fax number provided or confirmed by the person/company is not accurate, and the changes not notified to your bank, where relevant documents are not received by the delivered persons, the date of return or rejection of electronic data shall be deemed as the date of delivery.

V. In case of change of the above delivery address, addressee, mobile phone, email, or fax number, the bank shall be notified timely. All negative consequences arising from untimely notification of the person/the Company shall be borne by the person/Company.

Client’s declaration: the business process bank has reminded relevant terms and conditions to us/our company and explained concepts, contents, and legal effects of the terms and conditions upon request. We/the Company has known and fully understood the above terms and conditions and guarantees that the delivery address is accurate and valid.

Confirmed by the Company/Individual (seal,

Signature, or fingerprint): Skechers Taicang Trading & Logistics Company

   (Corporate Seal)

Legal representative/competent signatory [ILLEGIBLE STAMP]

(signature or fingerprint):

Date:   2022-10-18

Annex Notice of Annualized Interest Rate of Loan

No. 2022 SoochowTaicang476758095 fixed assets borrow-inform. No. 01

To: Skechers Taicang Trading & Logistics Company. (Borrower)

1. The Bank has signed the Loan Contract for Fixed Assets with number of 2022 SoochowTaicang476758095 fixed assets borrow. No. 01with your company. Under the abovementioned contract, as the Loaner, the Company provides the annualized interest rate of the loan ___   3.4%___-. The annualized interest rate (√ single interest/□ single and composite interest combination (mark any of them) including:

     (1) The loan interest computed in accordance with the loan interest rate specified in Clause 1 of Article 4 of the Contract;

2. As an annex to the Contract, the notice constitutes an inseparable part and is legally authentic with the above Contracts. The issues not stipulated shall be governed by the Contract.

   Branch of Bank of China Co., Ltd.

Loaner: _______(Corporate Seal)_______

Competent signatory: ___/s/ [ILLEGIBLE]_______

D __18__M__10__Y___2022__